Exhibit 2(c)

AMENDED AND RESTATED OPERATING AGREEMENT

FOR
THE CHOSEN, LLC

A UTAH LIMITED LIABILITY COMPANY

This Amended and Restated Operating Agreement, is made as of March 6, 2018, by and among the parties listed on the signature pages hereof, with reference to the following facts:

A. On October 24, 2017, Articles of Organization for THE CHOSEN, LLC (the "Company"), a limited liability company under the laws of the State of Utah, were filed with the Utah Secretary of State.

B.  On December 7, 2017, Derral Eves, as the Manager of the Company, and Dallas Jenkins, Ricky Ray Butler, Earl Seals and Matthew Faraci, as the Members of the Company, executed an Operating Agreement for the Company.

C.      The Parties hereto now desire to enter into this Amended and Restated Operated Agreement for the Company.

NOW, THEREFORE, the parties (hereinafter sometimes collectively referred to as the "Members," or individually as the "Member") by this Agreement set forth the Amended and Restated Operating Agreement for the Company under the laws of the State of Utah upon the terms and subject to the conditions of this Agreement.

ARTICLE I
DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement which are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

1.1 "Act" shall mean the Utah Revised Uniform Limited Liability Company Act, as the same may be amended from time to time.

1.2 "Agreement" shall mean this Operating Agreement, as originally executed and as amended from time to time.

1.3 "Articles of Organization" shall mean the Articles of Organization for the Company originally filed with the Utah Secretary of State and as amended from time to time.

1.4 “Available Cash” shall mean all net revenues from the Company’s operations, including net proceeds from all sales, refinancing, and other dispositions of Company property that the Manager, in the Manager’s sole discretion, deems in excess of the amount reasonably necessary for the operating requirements of the Company, including debt reduction and Reserves.

1.5 "Capital Account" shall mean with respect to any Member the capital account which the Company establishes and maintains for such Member pursuant to Section 3.3.

1.6 "Capital Contribution" shall mean with respect to any Member, the amount of the money and the Fair Market Value of any property (other than money) contributed to the Company in consideration of a Percentage Interest held by such Member. A Capital Contribution shall not be deemed a loan.

1.7 “Capital Event” shall mean a sale or disposition of any of the Company’s capital assets, the receipt of insurance and other proceeds derived from the involuntary conversion of company property, the receipt of proceeds from a refinancing of Company property, or a similar event with respect to Company property or assets.

1.8     “Class A Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the total of a Member’s Class A Preferred Units and the denominator of which is the total of all outstanding Class A Preferred Units.

1.9     “Class A Preferred Face Value” shall mean $10.00 per Class A Preferred Unit.

1.10   “Class A Preferred Members” shall mean the holders of Class A Preferred Units as set forth on Exhibit A.

1.11   “Class A Preferred Units” shall mean the Units representing the Membership Interests having the rights and obligations with respect to Class A Preferred Units in this Agreement. The Manager has the authority to issue an unlimited number of Class A Preferred Units.

1.12   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

1.13   “Common Members” shall mean the holders of Common Units as set forth on Exhibit A.

1.14   “Common Units” shall mean the Units representing the Membership Interests having all the rights and obligations with respect to Common Units in this Agreement.

1.15   "Company" shall mean THE CHOSEN, LLC, a Utah Limited Liability Company.

1.16   "Distributable Cash" shall mean the amount of cash which the Manager deems available for distribution to the Members, taking into account all debts, liabilities, and obligations of the Company then due and amounts which the Manager deems necessary to place into reserves for customary and usual claims with respect to the Company's business.

1.17   “Economic Interest” shall mean shall mean an interest in the distributions of the Fund but shall not include any right to vote or to participate in the management of the Fund.

1.18   “Economic Interest Owner” shall mean the owner of an Economic Interest who is not a Member.

1.19   “Fair Market Value” shall mean, with respect to any item of property of the Company, the item’s adjusted basis for federal income tax purposes, except as follows:

A. The Fair Market Value of any property contributed by a Member to the Company shall be the value of such property, as mutually agreed by the contributing Member and the Company;

B. The Fair Market Value of any item of Company property distributed to any Member shall be the value of such item of property on the date of distribution as mutually agreed by the distribute Member and the Company;

1.21   "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

1.22   “Involuntary Transfer” shall mean, with respect to any Membership Interest, or any element thereof, any Transfer or Encumbrance, whether by operation of law, pursuant to court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee in bankruptcy, receiver, or assignee for the benefit of creditors.

1.23   “Majority Interest” shall mean a Member or Members whose Percentage Interests represent more than fifty percent (50%) of the outstanding Percentage Interests.

1.24   "Manager" shall mean The Chosen Productions, LLC.

1.25   "Member" shall mean each Person who (a) is a signatory to this Agreement; has been admitted to the Company as a Member in accordance with the Articles or this Agreement; or is an assignee who has become a Member in accordance with Article VII and
(b) has not resigned, withdrawn, been expelled or, if other than an individual, dissolved.

1.26   “Membership Interest” shall mean a Member’s right in the Company, collectively, including the Member’s Economic Interest, any right to Vote or participate in management, and any right to information concerning the business and affairs of the Company.

1.31   “Total Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the total of a Member’s Units and the denominator of which is the total of all outstanding Units.

1.33   “Proxy” has the meaning set forth in the first Utah Limited Liability Company Act. A Proxy may not be transmitted orally.

1.34   “Regulations” (or “Reg”) shall mean the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code, as such Regulations may be amended from time to time, including corresponding provisions of applicable successor regulations.

1.35   “Reserves” shall mean the aggregate of reserve accounts that the Manager, in the Manager’s sole discretion, deems reasonably necessary to meet accrued or contingent liabilities of the Company, reasonably anticipated operating expenses, and working capital requirements.

1.39   “Transfer” shall mean, with respect to a Membership Interest or any element of a Membership Interest, any sale, assignment, gift, Involuntary Transfer, Encumbrance, or other disposition of such a Membership Interest or any element of such Membership Interest, directly or indirectly, other than an Encumbrance that is expressly permitted under this Agreement. A transfer into a revocable family trust for estate planning purposes shall not qualify or constitute a Transfer hereunder.

1.40   “Transfer Agent” shall mean such bank, trust company or other person as may be appointed from time to time by the Manager to act as registrar and transfer agent for any class of Units; provided that, if no such Person is appointed as registrar and transfer agent for any class of Units, the Board shall act as registrar and transfer agent for such class of Units.

1.41   “Units” shall mean the units of Membership Interest in the Company and shall include all Common Units and Class A Preferred Units, and any other class of Membership Interest authorized by the Manager. Each Unit in the Company represents a Unit of Membership Interest in the Company.

1.42   “Vote” shall mean a written consent or approval, a ballot cast at a meeting, or a voice vote.

1.43   “Voting Interest” shall mean, with respect to a Member, the right to Vote or participate in management and any right to information concerning the business and affairs of the Company provided under the Act, except as limited by the provisions of this Agreement. A Member’s Voting Interest shall be directly proportional to that Member’s Percentage Interest.

ARTICLE II
ORGANIZATIONAL MATTERS

2.1 Formation. Pursuant to the Act, the members have formed a Utah Limited Liability Company under the laws of the State of Utah by filing the Articles with the Utah Secretary of State and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and to this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company shall be "THE CHOSEN, LLC." The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Manager deems appropriate or advisable. The Manager shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Manager considers appropriate or advisable. The phrase "LLC" shall always appear as part of the name of Company on all correspondence, stationary, checks, invoices and any and all documents and papers executed by Company and as otherwise required by the Act.

2.3 Term. The term of this Agreement shall be co-terminus with the period of duration of the Company provided in the Articles, unless extended or sooner terminated as hereinafter provided.

2.4 Office and Agent. The Company shall continuously maintain an office and registered agent in the State of Utah as required by the Act. The principal office of the Company shall be as the Manager may determine. The Company also may have such offices, anywhere within and without the State of Utah, as the Manager from time to time may determine, or the business of the Company may require. The registered agent shall be as stated in the Articles or as otherwise determined by the Manager.

2.5 Addresses of the Members and the Manager. The respective addresses of the Members and the Manager are set forth on Exhibit A.

2.6 Purposes of Company. The purpose of the Company is to engage in any lawful activity for which a Limited Liability Company may be organized under the Act. Notwithstanding the foregoing, without the consent of the Members, the Company shall not engage in any business other than the following:

(a) T.V. and Film production;

(b)    purchase of any real or personal property; make any investment; and engage in any joint venture, general partnership, limited partnership, or other business activity proposed by the Manager and not prohibited by law or this Agreement; and
(c)    such other activities directly related to the foregoing business as may be necessary, advisable, or appropriate, in the reasonable opinion of the Manager to further the foregoing business.

2.7 Title to Property in Name of Company. Real and personal property purchased by the Company shall be held and owned in the name of Company.

ARTICLE III CAPITAL CONTRIBUTIONS

3.1 Initial Capital Contributions. Each Member shall contribute such assets or services as are set forth on Exhibit A as their initial Capital Contribution. The Manager shall maintain, or cause to be maintained, by the Transfer Agent in whole or in part, the company register as set forth on Exhibit A, as amended from time to time to reflect the admission of any new Member, the withdrawal or substitution of any Member, the Transfer of interests among Members, receipt by the Company of notice of any change of address of a Member or the change in any Member’s Capital Contributions (in each case, so long as such change has been made in accordance with the terms set forth in this Agreement). An amended Exhibit A shall supersede any prior Exhibit A and become a part of this Agreement.

3.2 Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions. To the extent unanimously approved by the Manager, from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Manager determines that such additional Capital Contributions are necessary or appropriate for the conduct of the Company's business, including without limitation, expansion or diversification. In that event, the members shall have the opportunity, but not the obligation, to participate in such additional Capital Contributions on a pro rata basis in accordance with their Percentage Interests. Immediately following such Capital Contributions, the Percentage Interests shall be adjusted by the Manager to reflect the new relative proportions of the Capital Accounts of the Members.

3.3 Capital Accounts. An individual Capital Account for each Member shall be maintained and adjusted in accordance with the following provisions:

A. A Member’s Capital Account shall be increased by that Member’s Capital Contributions.

B. A Member’s Capital Account shall be decreased by the amount of cash distributed to that Member.

C. If any Economic Interest (or portion thereof) is transferred, the transferee of such Economic Interest or portion shall succeed to the transferor’s Capital Account attributable to such interest or portion.

3.4 No Interest. No Member shall be entitled to receive any interest on his or her Capital Contributions.

3.5 Limitation on Withdrawal of Capital Contribution. No Member shall have the right to withdraw his or her Capital Contribution or to demand and receive property of the Company or any distribution in return for his or her Capital Contribution, except as may be specifically provided in this Agreement or permitted by law.

ARTICLE IV MEMBERS

4.1 Limited Liability. Except as provided in the Utah Limited Liability Company Act relating to distributions by the Company relating to the responsibility of Members for certain unsatisfied debts or obligations of the Company, no Member or Manager shall be liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company whether that liability or obligation arises in contract or tort. No Member shall be required to loan any funds to the Company. No Member shall be required to make any contribution to the Company by reason of any negative balance in his or her Capital Account, nor shall any negative balance in a Member's Capital Account create any liability on the part of the Member to any third party.

4.2 Admission of Additional Members. The Manager may admit to the Company additional Members. Any additional Members shall obtain Membership Interests and distributions of the Company on such terms as are determined by the Manager. Notwithstanding the foregoing, substitute members may only be admitted in accordance with Article VII.

4.3 Transactions With The Company. Subject to any limitations set forth in this Agreement and with the prior approval of the Manager, and after full disclosure of the Member's involvement, a Member may lend money to and transact other business with the Company. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a person who is not a Member. A loan to the company by a Member shall not dilute the ownership interest of any other Member.

4.4 Remuneration to Members. Except as otherwise authorized in, or pursuant to, this Agreement (including Section 10.3 below), no Member is entitled to remuneration for acting in the Company business.

4.5 Members Are Not Agents. Pursuant to Section 5.1 and the Articles, the management of the Company is vested in the Manager. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company.

4.6     Meetings of Members.

A. Date, Time and Place of Meetings of Members; Secretary. Meetings of Members may be held at such date, time and place within or without the State of Utah as the Manager may fix from time to time. Formal meetings of members are not required to take action.

B. Power to Call Meetings. Unless otherwise prescribed by the Act or by the Articles, meetings of the Members may be called by any Manager, or upon written demand of Members holding more than ten percent (10%) of the Percentage Interests for the purpose of addressing any matters on which the Members may vote.

C. Notice of Meeting. If a formal meeting is desired, written notice of a meeting of Members shall be sent or otherwise given to each Member in accordance with Section 4.7D not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at this meeting.

D. Manner of Giving Notice; Affidavit of Notice. Notice of any meeting of Members shall be given either personally or by first-class mail or telegraphic or other written communication, charges prepaid, addressed to the Member at the address of that Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice

E. Validity of Action. Any action approved at a meeting, other than by the approval of a Majority Interest of the Members entitled to vote, shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

F. Quorum. The presence in person or by proxy of the holders of a Majority Interest shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum, if any action taken after loss of a quorum (other than adjournment) is approved by at least Members holding a Majority Interest.

G. Adjourned Meeting; Notice. Any Members' meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the Membership Interests represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Section 4.7F.

H.     Waiver of Notice or Consent. The actions taken at any meeting of Members, however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice of consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

K. Record Date. In order that the Company may determine the Members of record entitled to notices of any meeting or to vote, or entitled to receive any distribution or to exercise any rights in respect of any distribution or to exercise any rights in respect of any other lawful action, the Manager, or Members representing more than ten percent (10%) of the Percentage Interests, may fix, in advance, a record date, that is not more than sixty (60) days nor less than ten (10) days prior to the date of the meeting and not more than sixty (60) days prior to any other action

L. Voting. At any meeting, each Member shall be entitled to cast one vote for each Unit such Member owns, in person or by proxy, equal to such Member’s Percentage Interest on the Record Date. The failure of a Member to vote in person at a meeting or to timely deliver such Member’s Proxy on or before the commencement of such meeting, shall be deemed to constitute the consent and approval by such Member to all business transacted at the applicable meeting. The Members neither shall take part in the management of the Company, nor transact any business for the Company in their capacity as Members; neither shall they have power to sign for, or to bind, the Company; provided, however, that the Members shall have the right as provided in this Agreement to approve or consent to certain matters previously approved by the Manager and recommended to the Members.

Except as otherwise provided in this Agreement, a Majority Interest of the Members either present and voting at a meeting duly called and held or acting by written consent shall be required to approve the following actions with respect to the Company:

(i)     The sale, exchange or other disposition of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a three (3) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;

(ii) The merger of the Company with another limited liability company or limited partnership;
(iii)    The merger of the Company with a corporation or a general partnership or other person;
(iv)    The conversion of the Company to another type of entity organized within or without the State, including without limitation, a limited partnership;
(v)     The decision to change the tax election status of the Company; and
(vi)    Any other transaction described in this Agreement as requiring the vote, consent, or approval of the Members.

M.            Proxies. Every Member entitled to vote for Manager or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written Proxy signed by the Member or his attorney in fact and filed with the Manager or secretary, if any, of the Company. A proxy shall be deemed signed if the Member's name is placed on the Proxy (whether by manual signature, typewriting, telegraphic transmission, electronic transmission or otherwise) by the Member or the Member's attorney in fact.

N.            Action Without a Meeting. Any action required to be taken at a meeting of the Members, or any action which may be taken at a meeting of the Members, may be taken without a meeting with a written consent. Such consent shall set forth the action so taken with the signature of the requisite Members required to act, whether before or after such action. Such consent shall have the same force and effect as a requisite vote of the Members, and the Manager may so describe it as such in any article or document filed with the Utah Secretary of State or otherwise. The Board shall be promptly provided with a copy of any written consent of the Members and shall keep such written consent in the books and records of the Company.

ARTICLE V
MANAGEMENT AND CONTROL OF THE COMPANY

5.2 Management of the Company by the Manager.

A. Exclusive Management by the Manager. The business, property and affairs of the Company shall be managed exclusively by the Manager. Except for situations in which the approval of the Members is expressly required by the Articles or this Agreement, the Manager shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company; to make all decisions regarding those matters; and to perform any and all other acts or activities customary or incident to the management of the Company's business, property and affairs. No Member who is not the Manager, acting alone, shall have any authority to act for or to undertake or assume any obligation, debt, duty or responsibility on behalf of the Company.

B. Subscription Agreement. The Manager has the power to enter into an Irrevocable Subscription Agreement for the purpose of obtaining the funds necessary to purchase certain real property.

C. Agency Authority of the Manager.

The Manager, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company's accounts. All checks, drafts, and other instruments obligating the Company to pay money in an amount of less than Fifteen Thousand Dollars ($15,000.00) may be signed by the Manager, acting alone. All checks, drafts, and other instruments obligating the Company to pay money in an amount of Fifteen Thousand Dollars ($15,000.00) or more must be signed on behalf of the Company. The Manager, acting alone, shall be authorized to sign contracts and obligations on behalf of the Company.

5.3   Election of the Manager.

A. Number, Term, and Qualifications. The Chosen Productions, LLC shall be the Manager of the Company. Unless he or she resigns, the Manager shall hold office until a successor shall have been elected and qualified. The Manager shall be elected by the affirmative vote or written consent of Members holding a Majority Interest. A Manager need not be a Member, an individual, a resident of the State of Utah, or a citizen of the United States.

B. Resignation. Any Manager may resign at any time by giving written notice to the Members without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

C. Removal. The Manager shall not be removed by the Members.

D.    Vacancies. Any vacancy of the manager occurring for any reason may be filled by the affirmative vote or written consent of Members holding a Majority Interest.

5.4   Powers of the Manager.

A. Powers of the Manager. Without limiting the generality of Section 5.2, but subject to Section 5.4B and to the express limitations set forth elsewhere in this Agreement, the Manager shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in the Utah Limited Liability Company Act.

B. Limitations on Powers of the Manager. Notwithstanding any other provisions of this Agreement, no debt or liability of more than Fifteen Thousand Dollars ($15,000.00) may be contracted on behalf of the Company. Additionally, the Manager shall not have authority hereunder to cause the Company to engage in the following transactions without first obtaining the affirmative vote or written consent of a Majority Interest (or such greater Percentage Interests set forth below) of the Members:

(i) The sale, exchange or other disposition of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a three (3) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;
(ii)    The merger of the Company with another limited liability company or limited partnership;
(iii)   The merger of the Company with a corporation or a general partnership or other person;
(iv)   The conversion of the Company to another type of entity organized within or without the State, including without limitation, a limited partnership;
(v)    The decision to tax election status of the Company; and
(vi)   Any other transaction described in this Agreement as requiring the vote, consent, or approval of the Members.

5.5 Members Have No Managerial Authority. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Articles and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Manager, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

5.6 Performance of Duties; Liability of Managers. The Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager. The Manager shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company and shall use them solely for the benefit of the Company. The Manager shall perform its managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The Manager shall not have any liability by reason of being or having been a Manager of the Company if the Manager so performs the duties of the Manager.

In performing its duties, the Manager shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that the Manager acts in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

(a) one or more officers, employees or other agents of the Company whom the Manager reasonably believe to be reliable and competent in the matters presented;
(b)    any attorney, independent accountant, or other person as to matters which the Manager reasonably believe to be within such person's professional or expert competence; or
(c)    a committee upon which the Managers do not serve, duly designated in accordance with a provision of the Articles or this Agreement, as to matters within its designated authority, which committee the Manager reasonably believes to merit competence.

5.7 Devotion of Time. The Manager is not obligated to devote one hundred percent (100%) of the time or business efforts to the affairs of the Company. The Manager shall devote whatever time, effort and skill as they deem appropriate for the operation of the Company.

5.8 Competing Activities. The Manager and its officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Company's business and that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. Notwithstanding the paragraphs above, if the Manager and/or any of the Member(s) has an offer to acquire a collection of collectables from a third party, then the Manager shall have the ability to use their own judgment in terms of selling or purchasing said items to a third party, if said manager believes that the Company does not have financial ability to make such purchase

The Members acknowledge that the Manager and its Affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Manager’s time. The Members hereby waive any and all rights and claims which they may otherwise have against the Manager and its officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates as a result of any of such activities.

5.9 Transactions between the Company and the Manager. Notwithstanding that it may constitute a conflict of interest, the Manager may, and may cause its Affiliates, to engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of similarly performing them and in similar transactions between parties operating at arm's length.

A transaction between the Manager and/or its Affiliates, on the one hand, and the Company, on the other hand, shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the Company and at least as favorable to the Company as those generally available in a similar transaction between parties operating at arm's length if a Majority Interest of the Members having no interest in such transaction (other than their interests as Members) affirmatively vote or consent in writing to approve the transaction. Notwithstanding the foregoing, the Manager shall not have any obligation in connection with any such transaction between the Company and the Manager or an Affiliate of the Manager, to seek the consent of the Members.

5.10 Payments to Managers. Except as specified in this Agreement, no Manager or Affiliate of a Manager is entitled to remuneration for services rendered or goods provided to the Company. The Managers and their Affiliates shall receive only the following payments:

A. Management Fee. The Manager shall not receive a Management Fee for services as the Manager.

B. Services Performed by the Manager or its Affiliates. The Company shall pay the Manager or Affiliates of the Manager for services rendered or goods provided to the Company outside the normal scope of the “goodwill” they are providing to the Company, including as Purchasing and Selling Agents, to the extent that the Manager is not required to render such services or goods themselves without charge to the Company; and to the extent that the fees paid to the Manager or its Affiliates do not exceed the fees that would be payable to an independent responsible third party who is willing to perform such services or provide such goods.

C.            Expenses. The Company shall reimburse the Manager and its Affiliates for the actual cost of goods and materials used for or by the Company. The Company shall also pay or reimburse the Manager or its Affiliates for organizational expenses (including, without limitation, legal and accounting fees and costs) incurred to form the Company and prepare the Articles and this Agreement. Except as otherwise provided herein, the Manager and its Affiliates shall not be reimbursed by the Company for the following expenses: (i) salaries, compensation or fringe benefits of directors, officers or employees of the Manager or its Affiliates; (ii) overhead expenses of the Manager or its Affiliates, including, without limitation, rent and general office expenses.

5.11 Acts of the Manager as Conclusive Evidence of Authority. Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other person, when signed by the Manager, is not invalidated as to the Company by any lack of authority of the Manager in the absence of actual knowledge on the part of the other person that the Manager had no authority to execute the same.

5.12   Limited Liability. No person who is the Manager or an officer or who is both the Manager and officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or an officer or both the Manager and an officer of the Company. However, this shall not absolve of knowing or intentional acts engaged in by the Manager.

ARTICLE VI
DISTRIBUTIONS

6.1 Distribution of Assets by the Company. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Manager may elect from time to time to distribute Distributable Cash to the Members, which distributions shall be in the following order of priority:

(a) To the Economic Interest Owners of the Class A Preferred Units until an amount equal to 120% of the Class A Preferred Face Value per each Class A Preferred Unit has been distributed to the Economic Interest Owners of the Class A Preferred Units in proportion to their Class A Percentage Interests; and
(b)  To the Members in proportion to their Percentage Interests.

All such distributions shall be made only to the persons who, according to the books and records of the Company, are the holders of record of the Economic Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor the Manager shall incur any liability for making distributions in accordance with this Section 6.5.

6.2 Form of Distribution. A Member, regardless of the nature of the Member's Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members. Except upon a dissolution and the winding up of the Company, no Member may be compelled to accept a distribution of any asset in kind.

6.3    Restriction on Distributions.

A. No distribution shall be made if, after giving effect to the distribution:

(i)   The Company would not be able to pay its debts as they become due in the usual course of business.
(ii)  The Company's total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

B. The Manager may base a determination that a distribution is not prohibited on any of the following:

(i) Financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances.
(ii)    A fair valuation.
(iii)   Any other method that is reasonable in the circumstances.

Except as provided in Section 48-5-405 of the Utah Limited Liability Company Act, the effect of a distribution is measured as of the date the distribution is authorized if the payment occurs within one hundred twenty (120) days after the date of authorization, or the date payment is made if it occurs more than one hundred twenty (120) days of the date of authorization.

C. A Member or Manager who knowingly and intentionally votes for a distribution in violation of this Agreement or the Act is personally liable to the Company for the amount of the distribution that exceeds what could have been distributed without violating this Agreement or the Act if it is established that the Member or Manager did not act in compliance with Section 6.3B or Section 10.4. Any Member or Manager who is so liable shall be entitled to compel contribution from (i) each other Member or Manager who also is so liable and (ii) each Member for the amount the Member received with knowledge of facts indicating that the distribution was made in violation of this Agreement or the Act.

6.4 Return of Distributions. Except for distributions knowingly made in violation of the Act or this Agreement, no Member or Economic Interest Owner shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Economic Interest Owner or paid by a Member or Economic Interest Owner for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Economic Interest Owner.

ARTICLE VII
TRANSFER AND ASSIGNMENT OF INTERESTS

7.1 Transfer and Assignment of Interests. Any Member, or its heirs, executors, administrators and assigns shall be entitled to Transfer, assign, convey, sell, or encumber all or any part of his or her Membership Interests, subject to any restrictions imposed by applicable securities laws or regulations.

7.2 Effective Date of Transfers. Any Transfer of all or any portion of a Membership Interest shall be effective as of the first day of the month following the date upon which the requirements of Sections 7.1, 7.2 and 7.3 have been met. The Manager shall provide the Members with written notice of such Transfer as promptly as possible after the requirements of Sections 7.1, 7.2 and 7.3 have been met. Any transferee of a Membership Interest shall take subject to the restrictions on Transfer imposed by this Agreement.

7.3 Rights of Legal Representatives. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member's person or property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling the Member's estate or administering the Member's property, including any power the Member has under the Articles or this Agreement to give an assignee the right to become a Member. If a Member is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Member may be exercised by his or her legal representative or successor.

7.6 Effective Date of Transfers of an Interest. Any Transfer of all or any portion of an Interest in Company will take effect on the first (1st) day of the month following receipt by the Members of written notice of Transfer. Any transferee of an Interest in the Company shall take subject to the restrictions on Transfer imposed by the Agreement.

7.7 Consequences of Pledge or Grant of Security Interest. The pledge or granting of a security interest, lien or other encumbrance in or against any or all of the Interest of a Member shall not cause the Member to cease to be a Member or to grant anyone else the power to exercise any rights or powers of a Member.

ARTICLE VIII
ACCOUNTING, RECORDS, REPORTING BY MEMBERS

8.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain at its principal office in Utah all of the following:

A.   A current list of the full name and last known business or residence address of each Member and Economic Interest Owner set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interest of each Member and Economic Interest Owner;.

B.   A current list of the full name and business or residence address of the Manager.

C.   A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed.

D.   Copies of the company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

E.    A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

F. Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and

G.    The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

8.2     Delivery to Members and Inspection.

A. During regular business hours and at a reasonable location specified by the Company, a Member or Economic Interest Owner may inspect and copy full information regarding the activities, affairs, financial condition, and other circumstances of the Company as is just and reasonable if:

(i)
the Member or Economic Interest Owner seeks the information for a purpose reasonably related to the Member's or Economic Interest Owner’s interest as a Member or Economic Interest Owner;
(ii)
the Member or Economic Interest Owner makes a demand in a record received by the Company, describing with reasonable particularity the information sought and the purpose for seeking the information
(iii)
the information sought is directly connected to the member's purpose

B. Not later than 10 days after receiving a demand pursuant to Section 9.2A, the Company shall inform the Member or Economic Interest Owner that made the demand of:

(i)
the information that the Company will provide in response to the demand and when and where the Company will provide the information; and
(ii)
the Company’s reasons for declining, if the Company declines to provide any demanded information.

C.      The Manager has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Manager, to inspect and copy during normal business hours, at a reasonable location specified by the Company, any record maintained by the Company regarding the Company’s activities, affairs, financial condition, and other circumstances, to the extent the information is material to the Manager’s rights and duties under this Agreement.

D.      The Company shall furnish to the Manager:

(i)
without demand, any information concerning the Company’s activities, affairs, financial condition, and other circumstances which the Company knows and is material to the proper exercise of the Manager’s rights and duties under this Agreement, except to the extent the Company can establish that it reasonably believes the Manager already knows the information; and
(ii)
on demand, any other information concerning the Company’s activities, affairs, financial condition, and other circumstances, except to the extent the demand or information demanded is unreasonable or otherwise improper under the circumstances.

E.   Any request, inspection or copying by a Member or Economic Interest Owner under this Section 9.2 may be made by that Person or that Person's agent or attorney.

8.3     Annual Statements.

A. The Manager shall cause an annual report to be sent or made available to each of the Members not later than one hundred twenty (120) days after the close of the Fiscal Year. The report shall contain a balance sheet as of the end of the Fiscal Year and an income statement and statement of changes in financial position for the Fiscal Year. Such financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate of a Manager that the financial statements were prepared without audit from the books and records of the Company. The Manager shall be deemed to have made a report available to each Member as required by this Section 9.3A if it has either (i) filed such report with the United States Securities and Exchange Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the Members.

B. The Managers shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members' and Economic Interest Owners' federal and state income tax returns. The Managers shall send or cause to be sent to each Member or Economic Interest Owner within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and, if the Company has thirty-five (35) or fewer Members, a copy of the Company's federal, state, and local income tax or information returns for that year.

C. The Managers shall cause to be filed at least annually with the Utah Secretary of State the statement required under the Utah Limited Liability Company Act.

8.4    Filings. The Manager, at Company expense, shall cause the income tax returns for the company to be prepared and timely filed with the appropriate authorities. The Manager, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Articles and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations. If a Manager required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Manager or Member may prepare, execute and file that document with the Utah Secretary of State.

8.6 Bank Accounts. The Manager shall maintain the funds of the Company in one (1) or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

8.7 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely upon the advice of their accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

8.8 Taxation. The Board shall cause the Company to elect to be taxed as a subchapter C corporation under the Code by filing Form 8832 with the Service. Subject to the consent of a Majority Interest of the Members, the Manager may change the tax election status of the Company from time to time. During any period for which the Company has elected to be taxed as a subchapter C corporation, the Company will not make any allocations of income, losses or expense deductions to the Members. Tax information reasonably required by Members for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them on or before January 31st of the year immediately following such taxable year.

ARTICLE IX
DISSOLUTION AND WINDING UP

9.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first (1st) to occur of the following:

A. Upon the happening of any event of dissolution specified in the Articles;

B.     Upon the entry of an order of judicial dissolution pursuant to the Utah Limited Liability Company Act;

C. Upon the consent of all of the Members;

D.     As otherwise provided by the Utah Limited Liability Company Act.

9.2 Distributions in Kind. Any non-cash asset distributed to one (1) or more Members shall first be valued at its Fair Market Value to determine the distributions that would have resulted if such asset were sold for such value. Such distributions shall then be distributed pursuant to Article VI. The amount distributed to each Member receiving an interest in such distributed asset shall be the Fair Market Value of such interest. The Fair Market Value of such asset shall be determined by the Manager or by the Members or, if any Member objects, by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Manager or liquidating trustee and approved by the Members.

9.3.    Order of Payment of Liabilities Upon Dissolution.

A. The distribution of payments of the Company in the process of winding-up shall be made in the following order: (i) All known debts and liabilities of the Company, excluding debts and liabilities to Members who are creditors of the Company; (ii) All known debts and liabilities of the Company owed to Members who are creditors of the Company; (iii) The remaining assets shall be distributed to the Members in accordance with their positive Capital Account balances.

Such liquidating distributions shall be made by the end of the Company's taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.

B. The payment of a debt or liability, whether or not the whereabouts of the creditor is known, has been adequately provided for if:

(i) Payment thereof has been assumed or guaranteed in good faith by one (1) or more financially responsible persons or by the United States government or any agency thereof; and the provision, including the financial responsibility of the person, was determined in good faith and with reasonable care by the Members or the Manager to be adequate at the time of any distribution of the assets pursuant to this Section.
(ii)    The amount of the debt or liability has been deposited.

This Section 10.3B shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

9.4 Compliance with Regulations. All payments to the Members upon the winding up and dissolution of Company shall be strictly in accordance with the Regulations and the Code.

9.5 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely at the assets of Company for the return of his or her positive Capital Account balance and shall have no recourse for his or her Capital Contribution (upon dissolution or otherwise) against the Manager or any other Member except as provided in Article XI.

9.6 Certificate of Cancellation. The Manager or Members who filed the Certificate of Dissolution shall cause to be filed in the office of, and on a form prescribed by, the Utah Secretary of State, a certificate of cancellation of the Articles upon the completion of the winding up of the affairs of the Company.

9.7 No Action for Dissolution. Except where the Manager has failed to liquidate the Company as required by this Article X, each Member hereby waives and renounces his or her right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the business of the Company in conformity with the Articles or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 10.7 shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

ARTICLE X
INDEMNIFICATION AND INSURANCE

10.1 Indemnification of Agents. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding by reason of the fact that he or she is or was a member, Manager, officer, employee or other agent of the Company or that, being or having been such a Member, Manager, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The Manager shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any person entitled to be indemnified by the company hereunder, upon such terms and conditions as the Manager deems appropriate in their business judgment.

10.2 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was an agent of the Company against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as an agent, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Section 11.1 or under applicable law.

ARTICLE XI
INVESTMENT REPRESENTATIONS

Each Member hereby represents and warrants to, and agrees with, the Managers, the other Members, and the Company as follows:

11.1 Preexisting Relationship or Experience. (i) He or she has a preexisting personal or business relationship with the Company or the Manager or one (1) or more of the Company’s officers, or control persons or (ii) by reason of his or her business or financial experience, or by reason of the business or financial experience of his or her financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, he or she is capable of evaluating the risks and merits of an investment in the Membership Interests and of protecting his or her own interests in connection with this investment.

11.2 No Advertising. He or she has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Membership Interests.

11.3 Investment Intent. He or she is acquiring the Membership Interests for investment purposes for his or her own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interests. No other person will have any direct or indirect beneficial interest in or right to the Membership Interests.

11.4 Purpose of Entity. If the Member is a corporation, partnership, limited liability company, trust, or other entity, it was not organized for the specific purpose of acquiring the Membership Interests.

11.5 Economic Risk. He or she is financially able to bear the economic risk of an investment in the Membership Interests, including the total loss thereof.

11.6 No Registration of Membership Interests. He or she acknowledges that the Membership Interest has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or qualified under the Utah Corporate Securities Law, as amended, or any other applicable blue sky laws in reliance, in part, on his or her representations, warranties, and agreements herein.

11.7 Membership Interest in Restricted Security. He or she understands that the Membership Interests are a "restricted securities" under the Securities Act in that the Membership Interests will be acquired from the Company in a transaction not involving a public offering, and that the Membership Interests may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Membership Interests must be held indefinitely. In this connection, he or she understands the resale limitations imposed by the Securities Act and is familiar with SEC Rule 144, as presently in effect, and the conditions which must be met in order for the Rule to be available for resale of "restricted securities," including the requirement that the securities must be held for at least two (2) years after purchase thereof from the Company prior to resale (three (3) years in the absence of publicly available information about the Company) and the condition that there be available to the public current information about the Company under certain circumstances. He or she understands that the Company has not made such information available to the public and has no present plans to do so.

11.8 No Obligation to Register. He or she represents, warrants, and agrees that the Company and the Manager are under no obligation to register or qualify the Membership Interests under the Securities Act or under any state securities law, or to assist him or her in complying with any exemption from registration and qualification.

11.9 Investment Risk. He or she acknowledges that the Membership Interest is a speculative investment which involves a substantial degree of risk of loss by him or her of his or her entire investment in the Company, that he or she understands and takes full cognizance of the risk factors related to the purchase of the Membership Interests, and that the Company is newly organized and has no financial or operating history.

11.10 Investment Experience. He or she is an experienced investor in unregistered and restricted securities of limited liability companies or limited partnerships.

11.11 Transferability. He or she acknowledges that, although the Membership Interests are freely transferable, there is no public market for the Membership Interests and none is expected to develop, and that, accordingly, it may not be possible for him or her to liquidate his or her investment in the Company.

11.12 Information Reviewed. He or she has received and reviewed all information he or she considers necessary or appropriate for deciding whether to purchase the Membership Interests. He or she has had an opportunity to ask questions and receive answers from the Company and the Manager and the Company’s officers and employees regarding the terms and conditions of purchase of the Membership Interests and regarding the business, financial affairs, and other aspects of the Company and has further had the opportunity to obtain all information (to the extent the Company possesses or can acquire such information without unreasonable effort of expense) which he or she deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to him or her.

11.13 No Representations by Company. Neither the Manager, nor any agent or employee of the Company or of the Manager, or any other person has at any time expressly or implicitly represented, guaranteed, or warranted to him or her that he or she may freely Transfer the Membership Interests, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Membership Interests, that past performance or experience on the part of the Manager or its Affiliates or any other person in any way indicates the predictable results of the ownership of the Membership Interests or of the overall Company business, that any cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

11.17 Consultation with Attorney. He or she has been advised to consult with his or her own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent he or she considers necessary.

11.18 Tax Consequences. He or she acknowledges that the tax consequences to him or her of investing in the Company will depend on his or her particular circumstances, and neither the Company, the Manager, the Members, nor the partners, shareholders, members, managers, agents, officers, directors, employees, Affiliates, or consultants of any of them will be responsible or liable for the tax consequences to him or her of an investment in the Company. He or she will look solely to, and rely upon, his or her own advisers with respect to the tax consequences of this investment. Nothwithstanding, the Company shall make sufficient distributions to the Members to satisfy any taxes attributed to the Members as a result of their ownership interest(s) in the Company.

11.19 No Assurance of Tax Benefits. He or she acknowledges that there can be no assurance that the Code or the Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Company and the members of some or all of the tax benefits they might now receive, nor that some of the deductions claimed by the Company may not be challenged by the Internal Revenue Service.

11.20 Indemnity. He or she shall indemnify and hold harmless the Company, each and every Manager, each and every other Member, and any officers, directors, shareholders, managers, members, employees, partners, agents, attorneys, registered representatives, and control persons of any such entity who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of or arising from any misrepresentation or misstatement of facts or omission to represent or state facts made by him or her including, without limitation, the information in this Agreement, against losses, liabilities, and expenses of the Company, each and every Manager, each and every other Member, and any offices, directors, shareholders, managers, members, employees, partners, attorneys, accountants, agents, registered representatives, and control persons of any such Person (including attorneys' fees, judgments, fines, and amounts paid in settlement, payable as incurred) incurred by such Person in connection with such action, suit, proceeding, or the like.

ARTICLE XII MISCELLANEOUS

12.1 Counsel to the Company. Counsel to the Company may also be counsel to any Manager or any Affiliate of a Manager. The Manager may execute on behalf of the Company and the Members any consent to the representation of the Company that counsel may request pursuant to the Utah Rules of Professional Conduct or similar rules in any other jurisdiction ("Rules").

12.2 Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members and the Manager with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members and the Manager or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Articles will be binding on the Members or the Manager or have any force or effect whatsoever. To the extent that any provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

12.3. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

12.4. Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Utah in any action on a claim arising out of, under, or in connection with this Agreement or the transactions contemplated by this Agreement, provided such claim is not required to be arbitrated pursuant to Section 12.5. Each Member further agrees that personal jurisdiction over him or her may be effected by service of process by registered or certified mail addressed to the address provided in Exhibit A of this Agreement, and that when so made shall be as if served upon him or her personally with the State of Utah.

12.5. Disputed Matters. The parties to this agreement shall make every effort to resolve any controversy or dispute arising out of this Agreement. The parties may elect, based upon the nature of the controversy or dispute regarding the interpretation of any of the provisions hereof, or the action or inaction of any Member and/or the Manager hereunder may be submitted to a third party agreed to by both Members and/or the Manager, based upon the nature of the controversy or dispute.

No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Member except (a) an action to compel arbitration pursuant to this Section 12.5 or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 12.5.

12.6.    Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

12.7. Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

12.8. Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Any party may, at any time by giving five (5) days' prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

12.9. Amendments. All amendments to this Agreement will be in writing and signed by all of the Members.

12.10. Reliance on Authority of Person Signing Agreement. If a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

12.11 No Interest in Company Property; Waiver of Action for Partition. No Member or Economic Interest Owner has any interest in specific property of the Company. Without limiting the foregoing, each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that he or she may have to maintain any action for partition with respect to the property of the Company.

12.12 Multiple Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.13 Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses.

12.14     Time is of the Essence. All dates and times in this Agreement are of the essence.

12.15     Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

12.16 No Third Party Beneficiary. The Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of the Agreement as a third party beneficiary or otherwise.

12.17 Not for Benefit of Creditors. The provisions of the Agreement are intended only for the regulation of relations among Members and Company. The Agreement is not intended for the benefit of a creditor who is not a Member and does not grant any rights to or confer any benefits on any creditor who is not a Member or any other person who is not a Member, a Manager, or an officer.

12.18 Publicity. None of the parties will make any disclosure of the transactions contemplated by the Agreement or the other agreements, or any discussions in connection therewith, without the prior written consent of each of the other parties. The preceding sentence shall not apply to any disclosure required to be made by the Act or other applicable law as reasonably determined by counsel to the party determining that such disclosure is required, except that such party, whenever practicable, shall be required to consult with the other party concerning the timing and content of such disclosure before making it.

12.28    No Responsibility for Pre-Formation Commitments. In the event that any Member (or any of such Member's shareholders, or Affiliates) has incurred any indebtedness or obligation prior to the date hereof that related to or otherwise affects Company, neither Company nor any other Member shall have any liability or responsibility for or with respect to such indebtedness or obligation unless such indebtedness or obligation is assumed by Company pursuant to a written instrument signed by all Members. Furthermore, neither Company nor any Member shall be responsible or liable for any indebtedness or obligation that is hereafter incurred by any other Member (or any of such Member's shareholders or Affiliates). In the event that a Member or any of such Member's shareholders or Affiliates, (collectively, the "liable Member"), whether prior to or after the date hereof, incurs (or has incurred) any debt or obligation for which neither Company nor the other Members have any responsibility or liability, the liable Member shall indemnify and hold harmless Company and the other Members from any liability or obligation they may incur in respect thereof.

IN WITNESS WHEREOF, all of the Members of THE CHOSEN, LLC, a Utah Limited Liability Company, have executed this Agreement, effective as of the date written above.

MANAGER:

THE CHOSEN PRODUCTIONS, LLC

By: /s/ Derral Eves
Name: Derral Eves
Title: Manager

[Manager Signature Page to the Operating Agreement]

MEMBERS:

For Individuals: Name of Individual: Signature: Address: __________________________________________
For Entities: Name of Entity: By: Name: Title: Address: __________________________________________

[Members Signature Page to the Operating Agreement]

EXHIBIT A THE CHOSEN, LLC

Member and Address	Percentage of Membership Interests	Class A Preferred Units	Common Units
The Chosen Productions, LLC 4 S 2600 W, Suite 5 Hurricane, UT 84737	100%	N/A	1,300,000
TOTAL	100%	N/A	1,300,000